633 Seventeenth Street, Ste. 1900
Denver, CO 80202-3619
(303) 296-3076
(303) 773-8099 Fax

FOR IMMEDIATE RELEASE:
June 4, 2012

                                  CONTACT:
                                  Ray Singleton
                                  303-296-3076, ext. 102

Earthstone Energy Reports 2012 Fiscal Year End Results

DENVER, COLORADO – MONDAY, June 4, 2012 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) (Earthstone or the Company) reported net income of $3,279,000, or $1.92 per diluted share, on revenue of approximately $11.7 million for the fiscal year end March 31, 2012 (2012).  This compares with net income of $1,602,000, or $0.94 per diluted share, on revenue of approximately $8.2 million for the fiscal year end March 31, 2011 (2011).  The $3.5 million (43%) increase in revenue and $1.7 million (105%) increase in net income was primarily due to higher oil prices and increased oil and gas volumes in 2012 relative to 2011. These increases were partially offset by lower natural gas prices.  Other factors which contributed to our annual results are disclosed in the Company’s Form 10-K for the fiscal year ended March 31, 2012.

"We are extremely pleased to report our financial results for fiscal year 2012.  We had an outstanding year!” commented Ray Singleton, President of Earthstone Energy.  “We posted solid gains in revenue, net income and earnings per share; up 43%, 105% and 105%, respectively.  EBITDA was $5.0 million; an increase of $2.1 million (69%); greater than twice last year’s increase of 23%.  With our increased activity in the horizontal Bakken play in North Dakota, our capital deployment on drilling, completion and acquisitions increased by $6.0 million (220%), leading to a 17% increase in BOE reserves.”

Singleton further stated, "Looking forward, we expect to see a continuation of last year’s level of effort, expenditures and growth.  We have seen a flurry of new drilling proposals as our partners begin to execute on their new 2012 capital budgets.  Certainly, the timing of drilling operations is at the discretion of these respective operators, and we can not foresee what the remainder of the year holds.  However, in the Banks field, we are slated to drill and complete at least another twelve wells this year.  We also anticipate seeing additional wells in Indian Hill, Mondak, Bonetrail and Bailey fields.  Our Rush Mountain, horizontal Ratcliffe project in Sheridan County, Montana is still being evaluated following the drilling of the first well earlier this year.  If successful, we envision another two wells being drilled on this project.  As the horizontal play continues to widen into areas once thought to be uneconomic, we expect our acreage in Divide County, North Dakota and Sheridan County, Montana to become more prospective, especially in the Three Forks formation; immediately below the Bakken formation.  As in the past, we intend to participate in new wells proposed by other companies that “pool” or “space” our leasehold rights within spacing units they operate.”

Singleton also added, “Anticipating a cash deployment level greater than last year, on June 1, 2012, we received a commitment for a line of credit in an amount up to $4,000,000 from The Bank of Oklahoma.  We expect to finalize this credit facility in the ensuing weeks.  This line of credit, along with our existing cash and anticipated cash flow, should enable us to take advantage of those opportunities mentioned above and others that may arise in the future.”

"Our goal is to grow.  We have seen our strategy increase both our production and reserves.  We believe that our previous decisions have positioned us well to capitalize on the opportunities that we are now seeing.  We are optimistic that our current efforts will continue to position us in areas that will have a significant, positive impact on our continued growth."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Such forward-looking statements, which can be identified by words such as: "should", "may", “intend”, "will", "anticipate", “plan”, "expect", "estimate", "continue", "believe,", or other comparable words.  Forward-looking statements also include comments regarding reserve additions, production increases, success of drilling projects, assumptions regarding future success or the success of certain strategies.  Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission particularly the Company's Annual Report on Form 10-K filed for the year ended March 31, 2012.  The Company disclaims any obligation to update forward-looking statements.

Financial Highlights

	Year Ended March 31
	2012	2011
Revenue	11,712,000	8,206,000
Net income	3,279,000	1,602,000
Basic net income per share	$1.92	$0.94
Diluted net income per share	$1.92	$0.94
Weighted avg. number of shares outstanding, Basic	17,109,178	1,710,453
Weighted avg. number of shares outstanding, Basic	17,109,178	1,710,453